Exhibit (e)(2)

Terms of Executive Employment Agreement between Harold A. Blomquist (Executive) and Simtek Corp.

Title: Chairman, President, and Chief Executive Officer of Simtek Corporation

1. EFFECTIVE DATE:	on or before May 1, 2005

2. BASE SALARY:	$325,000/year

3. ANNUAL BONUS:	Up to $325,000/year plus options

a.	CASH BONUS—Up to 100% of annual base salary based on achievement of mutually agreed upon goals and financial metrics with “target” bonus of 50% at 100% achievement of goals/metrics.

b.	STOCK BONUS—Minimum of 100,000 options granted annually with up to 400,000 additional options granted annually based on achievement of mutually agreed upon goals.

4.	STOCK at time of Employment

a.	OPTIONS—2.5 million Options granted to Executive on the first day of employment and in accordance with the company’s current Stock Option Plan.

b.	PURCHASE MATCHING

i.	Required minimum purchase of 200,000 shares by Executive within first 120 days of employment; a one for one matching share grant will be provided for each share purchased.

ii.	Up to 300,000 additional shares will be granted to the CEO, one for each share purchased during a period of six months from first date of employment.

iii.	Share price for above to be five day moving average before day of transaction.

iv.	All shares above are initially unregistered and will have piggyback registration rights.

5.	SIGN-ON AWARD:

a.	CASH BONUS—$50,000 (pre-tax) paid upon first day of employment.

Relocation Terms for Executive to move his family and household to Colorado Springs, CO.

1.	Temporary Living Expenses:

a.	Monthly Cash Stipend $3,500

i.	Covers temporary accommodations, meals, automobile, gas, non-business entertainment, etc.

b.	Weekly travel to and from Colorado Springs and San Diego.

c.	Separate agreement on temporary living when family moves to Colorado and before close on permanent accommodations.

2.	Relocation:

a.	House hunting trips—travel, accommodations, meals, automotive—for Executive and family.

b.	Realtor’s selling commission and other one-time expenses directly as a result of preparation to sell, and sale of, Executive’s primary residence.

c.	All home purchase expenses incurred by Executive in securing permanent accommodations on the “buying” end. [This is does not to [sic] include any loan “buy-down” points.]

d.	Pay to move Executive’s household goods, vehicles, boat, etc. Executive may drive/tow some vehicles. Mileage will be reimbursed.

e.	Reimbursement of move related out-of-pocket expenses (car registrations, school registration fees) incurred.

3.	All relocation expenses to be grossed up for the purpose of income tax so no personal income tax liability will be incurred by Executive related to moving expenses.

Other terms and conditions to be included in the definitive agreement include, but are not limited to:

1.	Change of Control

a.	Initiation of terms of separation compensation as described in Paragraph 4 of this Attachment.

2.	Termination of Executive Without Good Reason:

a.	Immediate vesting of all unvested stock options and shares.

b.	Reimbursement to Executive of all out of pocket expenses incurred in moving Executive’s family back to California.

3.	Breach by Employee, or Termination for Good Reason:

a.	If within first 12 months, repayment to company of pro-rated portion of sign-on cash award and forfeiture of all unvested options granted under Paragraph 4 of Attachment.

b.	If after first 12 months, forfeiture of all unvested options granted under Paragraph 4 of Attachment A.

c.	Under no circumstances will the shares granted under Paragraph 4b of Attachment A be forfeited.

4.	Breach by Company, or Constructive Termination Before or after Change of Control:

a.	Immediate vesting of all unvested stock options and shares.

b.	18 months salary, benefits, cash and stock bonuses based on salary at time of breach and past 12 months bonuses earned.

c.	Relocate Executive and family back to California.

5.	Executive will be allowed to serve on other Boards without charging time to do so as personal time off or vacation provided time expended is reasonable and such activities are not for competitors in any way, and reasonably deemed as beneficial to the company.

6.	Key-man Executive health and life insurance policies will be put in place within 30 days of signing of definitive agreements to cover annual full health maintenance physicals, life insurance up to 5x annual salary and bonus, and other health “assurance” measures as deemed appropriate by the Company’s Board of Directors.

Signed on behalf of Simtek	Signed by Executive

/s/ RON SARTORE	/s/ HAROLD A. BLOMQUIST
Ron Sartore, Director	Harold A. Blomquist,
Compensation Committee Rep Date: April 13, 2005	Executive Date: April 13, 2005

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